UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 7, 2014

AV Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8601 N. Scottsdale Rd. Suite 225, Scottsdale, Arizona		85253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 214-7400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 7, 2014, AV Homes, Inc. entered into a senior credit facility with JPMorgan Chase Bank, N.A., as agent, a lender and a letter of credit issuer. The other lenders and letter of credit issuers include Royal Bank of Canada and Credit Suisse AG.

The senior credit facility includes revolving credit and letter of credit facilities in an aggregate principal amount of up to $65.0 million, with an “accordion” feature that allows us, with the consent of the lenders, to increase the aggregate amount to $175.0 million. The senior credit facility also includes a swing line loan facility in an aggregate principal amount of up to $30.0 million. The maximum amount available under the senior credit facility is limited to 100% of cash maintained in a borrowing base account, to the extent it exceeds the interest reserve, and escrowed deposits and funds payable to us following the sale of real property, plus the following, subject to certain limitations:

•	85% of the appraised value of our real property that is under contract or under construction and is or is planned to be single-family residential housing units or model homes; plus

•	65% of the appraised value of our finished lots and lots under development; plus

•	50% of the appraised value of our entitled lands that are not finished lots or lots under development.

To be included in this borrowing base, the real property must be owned by the Company or one of our subsidiaries that guaranties the senior credit facility and it must be appraised, pledged as collateral and meet certain other criteria. At April 11, 2014, we had not met the criteria to include any real property in the borrowing base, nor had we funded the borrowing base account with cash or pledged any escrowed deposits or funds, and there were no borrowings under the senior credit facility. We have until May 15, 2014 to add real property, cash or escrowed deposits to the borrowing base.

Interest will be payable on revolving credit borrowings at variable rates determined by the applicable LIBOR plus 3.25% or the prime rate plus 2.25%, at our election. We pay quarterly fees of 0.50% per annum on the unused portion of the senior credit facility to the lenders, 0.125% per annum on the aggregate undrawn amount of each letter of credit to the issuer of such letter of credit, and 3.25% per annum on the aggregate undrawn amount of all letters of credit to the lenders.

The senior credit facility expires on the third anniversary of the date on which we first add real property, cash or escrowed deposits to the borrowing base. Upon expiration, all borrowings become due and payable. We may prepay the senior credit facility or reduce the commitments thereunder at our option, without any prepayment fee or penalty.

The senior credit facility is secured by substantially all of our assets, other than the assets of our subsidiaries that do not guaranty the senior credit facility. As of April 11, 2014, the following subsidiaries guaranteed the senior credit facility: Avatar Properties Inc., AVH Bethpage, LLC, AVH Carolinas, LLC, AVH EM, LLC, AV Homes of Arizona, LLC, JCH Estrella, LLC, JCH Group LLC and Vitalia at Tradition, LLC. We have the option to add or remove guarantors from time to time, subject to certain limitations. The senior credit facility is also secured by all of the capital stock of the subsidiaries owned directly by the Company and the guarantors.

The senior credit facility contains certain restrictions and covenants, which, among other things, restrict our ability to acquire or merge with another entity, make investments, loans or guarantees, incur additional indebtedness, create liens or other encumbrances, or pay cash dividends or make other distributions.

The senior credit facility also requires that we comply with the following financial covenants as of the end of each fiscal quarter beginning June 30, 2014:

•	our leverage ratio may not exceed 60%;

•	if our interest coverage ratio is less than 1.50 to 1.00, we must deposit to an interest reserve account an amount equal to the interest we have incurred on all indebtedness during the prior 12 months; and

•	our consolidated tangible net worth, excluding the tangible net worth of our subsidiaries that do not guaranty the senior credit facility, must be at least $228,881,000 plus 50% of our cumulative consolidated net income since December 31, 2013 plus 50% of the net proceeds of any equity offerings.

Certain of the lenders and their affiliates have performed and may in the future perform various commercial banking, investment banking and other financial advisory services for us for which they have received and will receive customary fees and expenses.

The foregoing description of our senior credit facility is qualified in its entirety by reference to the full text of the senior credit facility that is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement among AV Homes, Inc., the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., dated as of April 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AV Homes, Inc.

April 11, 2014	By:	/s/ Roger A. Cregg
Name: Roger A. Cregg
Title: Director, President, and Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement among AV Homes, Inc., the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., dated as of April 7, 2014